Exhibit 1.1

Execution Version

FEE MODIFICATION AGREEMENT

This Fee Modification Agreement, dated June 20, 2024 (this “Agreement”), is entered into by and between Insight Acquisition Corp., a Delaware corporation (together with any Successor (as defined herein), the “Company”) and Cantor Fitzgerald & Co. (“CF&CO”).

WHEREAS, pursuant to that certain Underwriting Agreement between the Company and CF&CO, as Representative of the several Underwriters, dated September 1, 2021 (as it may be amended from time to time, the “Underwriting Agreement”), the Company previously agreed to pay to CF&CO an aggregate cash amount of $8,400,000 as “deferred underwriting commissions” (the “Original Deferred Fee”) upon the consummation of a Business Combination, as contemplated by the final prospectus of the Company, filed with the Securities and Exchange Commission (the “SEC”) (File No. 333-258727), and dated September 1, 2021. Capitalized terms used herein and not defined shall have their respective meanings ascribed to such terms in the Underwriting Agreement. For the avoidance of doubt, all references to the “Company” herein shall also refer to the publicly traded surviving or successor entity to the Company following the consummation of any Business Combination (the “Successor”).

WHEREAS, on March 28, 2023, the Company and CF&CO entered into a fee reduction agreement (the “Fee Reduction Agreement”) pursuant to which for good and valuable consideration, the receipt and sufficiency of which was acknowledged, CF&CO agreed to irrevocably forfeit $5,400,000 of its $8,400,000 Original Deferred Fee that would otherwise be payable to it pursuant to the Underwriting Agreement. Following the execution of the Fee Reduction Agreement the remainder of the Deferred Fee in the amount of $3,000,000 shall be payable to CF&CO as originally set forth in the Underwriting Agreement upon the consummation of the Business Combination.

WHEREAS, the Company has entered into that certain business combination agreement, dated October 13, 2023 (as amended from time to time, the “Business Combination Agreement”) with respect to a Business Combination (the “Transaction”) with Alpha Modus, Corp., a Florida corporation (including any subsidiaries and affiliates thereof, the “Target”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and CF&CO hereby agree as follows:

1.	Fee Modification: In the event that the Company consummates the Transaction, CF&CO agrees that it will forfeit $900,000 of the aggregate Deferred Fee that would otherwise be payable by the Company to CF&CO, pursuant to the Underwriting Agreement, resulting in a remainder of $2,100,000 (the “Reduced Deferred Fee”). For the avoidance of doubt, such fee reduction agreement only applies to the consummation of the Transaction and not to any other potential Business Combination that may be contemplated or consummated by the Company.

2.	Payment of Reduced Deferred Fee: The Reduced Deferred Fee shall be payable by the Company to CF&CO in the form of 210,000 shares (the “CF&CO Fee Shares”) of the publicly-traded common equity securities of the Company (or its public entity Successor) (the “New Common Stock”) promptly following the closing of the Transaction (the “Closing”).

3.	Issuance of CF&CO Fee Shares: The Company hereby agrees that, upon the Closing, the Company (or any Successor) shall issue, transfer and deliver, or cause to be issued, transferred and delivered, the CF&CO Fee Shares to CF&CO payable hereunder in satisfaction of the Reduced Deferred Fee, in book-entry form, by irrevocable instruction from the Company (or its Successor) to its duly appointed transfer agent for the shares of New Common Stock (the “Transfer Agent”).

The CF&CO Fee Shares so issued, transferred and delivered to CF&CO in satisfaction of the Reduced Deferred Fee shall be validly issued, fully paid and non-assessable and free and clear of all liens, encumbrances and other restrictions on the pledge, sale or other transfer of such shares of New Common Stock (collectively, including any restrictions that may arise due to contractual “lock-ups,” but excluding any restrictions that may arise due to applicable U.S. federal or state securities laws, the “Restrictions”).

4.	Resale &Stockholder Rights: The Company further hereby agrees that all CF&CO Fee Shares shall be issued, transferred and delivered to CF&CO with (x) “registration rights,” enabling CF&CO to promptly resell, freely trade and otherwise dispose of its CF&CO Fee Shares (as further described below), (y) “pre-emptive,” “anti-dilution,” “tag,” “drag” rights and (z) any other “stockholder rights,” in each case, substantially consistent with those rights received by any investor in any “public investment in private equity” (or “PIPE”) that closes substantially concurrently with the Transaction (or if no PIPE closes in connection therewith, then substantially consistent with those provided to the Sponsor with respect to any of the equity securities it holds in the Company) (collectively, the “Stockholder Rights”).

(a)	Pursuant to the “registration rights” described above, the Company hereby agrees that it (or any Successor) shall use its best efforts to:

(i)	Prepare and, as soon as practicable, but in no event later than forty-five (45) days following the Closing, file with the SEC a re-sale registration statement on Form S-1 (or any successor form, as applicable) to register the re-sale of all of the CF&CO Fee Shares (the “Resale Registration Statement”);

(ii)	Use its best efforts to cause the Resale Registration Statement to be declared effective by the SEC by (i) the 45th calendar day after the date of the initial filing thereof, if the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Resale Registration Statement will not be reviewed by the SEC, (ii) by the 90th calendar day after the date of the initial filing thereof, if such Resale Registration Statement is subject to review by the SEC, or (iii) in any event, no later than the 180th calendar day after the Closing;

(iii)	Maintain (i) the effectiveness of the Resale Registration Statement and (ii) the authorization for quotation and listing of the New Common Stock on the Nasdaq Stock Market (or any other “national securities exchange” registered with the SEC under Section 6 of the Exchange Act), in each case, for so long as any CF&CO Fee Shares remain outstanding;

(iv)	Not, directly or indirectly, take any action which would be reasonably expected to result in the deauthorization, delisting or suspension of the New Common Stock on the Nasdaq Stock Market (or any other “national securities exchange” registered with the SEC under Section 6 of the Exchange Act;

(v)	From and after the Closing and for so long as the Resale Rights Obligations (as defined herein) shall be required to continue hereunder, (i) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act, and (ii) otherwise meet the public reporting requirements so that, from and after the twelve (12) month anniversary of the Closing and for so long as any CF&CO Fee Shares held by CF&CO (and/or its affiliates) remain outstanding, CF&CO (and/or its affiliates) will be entitled to re-sell, freely trade or otherwise dispose of all of the CF&CO Fee Shares issuable hereunder without restriction or limitation pursuant to Rule 144 under the Act; and

(vi)	Upon reasonable request and reasonable advance notice by CF&CO, deliver to CF&CO a written certification of a duly authorized officer as to whether it has complied with the requirements set forth in Sections 4(a)(i)-(v) above.

(b)	In addition, the Company hereby agrees that it (or any Successor) shall, upon CF&CO’s reasonable request, promptly (i) instruct and cause (x) its legal counsel to promptly provide the necessary “blanket” legal opinion(s) to the Transfer Agent so that such Transfer Agent may remove any “restrictive legends” from the CF&CO Fee Shares held by CF&CO (and/or its affiliates), and (y) its Transfer Agent to remove any such “restrictive legends” from the CF&CO Fee Shares, and (ii) take any such further action as CF&CO may reasonably request, in each case, to enable CF&CO (and/or its affiliates) to promptly resell, freely trade or otherwise dispose of the CF&CO Fee Shares, in reliance upon either (x) the Resale Registration Statement, or (y) from and after the twelve (12) month anniversary of filing “Form 10” information with the SEC following the Closing, in accordance with Rule 144(i) under the Act.

(such obligations set forth in clauses (a) & (b) above, the “Resale Rights Obligations”).

5.	Company Default: Without limiting any rights or remedies available to CF&CO hereunder, in the event that the Company (or its Successor) is unable to, or otherwise does not, (i) issue, transfer and deliver, or cause to be issued, transferred and delivered, the full amount of the CF&CO Fee Shares in satisfaction of the Reduced Deferred Fee to CF&CO, free and clear of all Restrictions, within seven (7) Business Days of the Closing, and (ii) comply in all material respects with the Resale Rights Obligations, such that CF&CO (and/or its affiliates) are unable to promptly resell, freely trade or otherwise dispose of the CF&CO Fee Shares within nine (9) months of the Closing, then, in each case, at the sole election of CF&CO made by written notice provided to the Company, the Company (or its Successor) shall promptly (but in any event within five (5) Business Days) after receipt of such notice, pay to CF&CO a non-refundable amount equal to $4,000,000, in cash (any such payment, the “Default Payment”).

For clarity, the parties acknowledge and agree that no Default Payment shall be due to CF&CO if CF&CO (and/or its affiliates) are unable to promptly resell, freely trade or otherwise dispose of the CF&CO Fee Shares within nine (9) months of the Closing if the Company is unable to register and “de-legend” the CF&CO Fee Shares primarily and directly due to the occurrence of any of the “force majeure” type events described in Section 9.2 (Termination) of the Underwriting Agreement (“Force Majeure Events”), so long as the Company (or its successor) has already (i) issued, transferred and delivered the CF&CO Fee Shares to CF&CO free of all Restrictions within seven (7) Business Days of the Closing, and (ii) otherwise complied in all material respects with the Resale Rights Obligations, in each case, as required above. Upon the occurrence of any such Force Majeure Event, the Company shall promptly notify CF&CO in writing and work with CF&CO in good faith to cure or otherwise mitigate any effects thereof to ensure that the CF&CO Fee Shares are properly registered and “de-legended” within a reasonable time frame thereafter.

6.	Enforcement of Agreement: In the event that CF&CO institutes legal proceedings to enforce any provisions of this Agreement, including the issuance of the CF&CO Fee Shares, enforcement of the Stockholder Rights and Resale Rights Obligations and the collection of the Default Payment and any other fees or reimbursable expenses due hereunder, the Company shall promptly reimburse CF&CO for all reasonable and documented costs and expenses incurred in connection therewith, including reasonable and documented attorneys’ fees (including those of internal and external counsel).

7.	No Fees Refundable: For the avoidance of doubt, once paid or issued, no fees payable hereunder, whether in cash or New Common Stock, respectively, will be refundable under any circumstances.

8.	Further Assurances: Each of the Company and CF&CO will, upon request of the other, execute such other documents, instruments or agreements as may be reasonable or necessary to effectuate the agreements set forth in this Agreement.

9.	Confidentiality: This Agreement (including the terms set forth herein) is confidential, and neither this Agreement (including the terms set forth herein) nor CF&CO’s role in the Transaction may be filed publicly or otherwise disclosed by the Company to any other party (except the Target) without CF&CO’s prior written consent, except as required by law, rule or regulation, but only after giving CF&CO a reasonable opportunity to review and consent to the form and substance of such disclosure (such consent not to be unreasonably withheld).

10.	Termination: This Agreement will terminate automatically upon the earlier of:

(a)	the satisfaction in full of the payment of the Reduced Deferred Fee, through the issuance, transfer and delivery of the CF&CO Fee Shares to CF&CO, free and clear of all Restrictions, including (x) the effectiveness of the Resale Registration Statement related thereto and the continued satisfaction of the Resale Rights Obligations, (y) the removal of all restrictive legends on all CF&CO Fee Shares enabling CF&CO (and/or its affiliates) to promptly resell, freely trade or otherwise dispose of all such CF&CO Fee Shares, and (z) the sale by CF&CO (and/or its affiliates) of all of the CF&CO Fee Shares issuable hereunder, in each case, upon the terms and conditions set forth herein; and

(b)	the termination of the Business Combination Agreement and/or the abandonment by the Company of the Transaction.

In the event of a termination pursuant to sub-section (b) of this paragraph, (x) the Company agrees to provide prompt notice of such decision to terminate the Business Combination Agreement and/or abandon the Transaction to CF&CO; and (y) the Original Deferred Fee shall become due and payable by the Company to CF&CO, in cash, upon the consummation of a Business Combination, as originally set forth in the Underwriting Agreement.

11.	Successor: The Company shall cause any Successor to expressly assume all of the Company’s obligations to CF&CO under this letter agreement upon consummation of any Business Combination. Moreover, if prior to the Closing, the agreements executed by the Company in connection therewith do not directly or indirectly provide for the assumption by the Successor of the Company’s obligations under the Underwriting Agreement, as amended by this Agreement, the Company shall cause such Successor to (x) execute and deliver to CF&CO a joinder agreement, in form and substance reasonably satisfactory to CF&CO, pursuant to which it shall join the Underwriting Agreement, as amended by this Agreement, as a signatory and a party and thus be subject to all of the terms and conditions set forth therein and herein that apply to the Company, and (y) comply with the obligations and covenants of the Company set forth therein and herein.

12.	Miscellaneous: The terms of this Agreement shall be interpreted, enforced, governed by and construed in a manner consistent with the provisions of the Underwriting Agreement. Without limiting the foregoing, Sections 10.1, 10.2, 10.3, 10.5, 10.6, 10.7, 10.8, 10.9 and 10.10 of the Underwriting Agreement are hereby incorporated by reference into this Agreement. In this Agreement, unless the context otherwise requires, the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation.” The parties agree that they have jointly participated in the drafting and negotiation of this Agreement, and in the event that any ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

13.	Underwriting Agreement. The Underwriting Agreement, as amended by the Fee Reduction Agreement and this Agreement (together with the other agreements and documents being delivered pursuant to or in connection with the Underwriting Agreement or this Agreement), constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof. Except as expressly provided in this Agreement, all of the terms and provisions in the Underwriting Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Agreement does not constitute, directly or by implication, an amendment, modification or waiver of any provision of the Underwriting Agreement, or any other right, remedy, power or privilege of any party to the Underwriting Agreement, except as expressly set forth herein. Any reference to the Underwriting Agreement in the Underwriting Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Underwriting Agreement, as amended or modified by this Agreement (or as the Underwriting Agreement may be further amended, modified or supplemented after the date hereof in accordance with the terms thereof).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized signatory as of the date first set forth above.

CANTOR FITZGERALD & CO.

By:	/s/ Sage Kelly
Name:	Sage Kelly
Title:	Global Head of Investment Banking

INSIGHT ACQUISITION CORP.

By:	/s/ Michael Singer
Name:	Michael Singer
Title:	Chief Executive Officer

Acknowledged and agreed to:

ALPHA MODUS, CORP.

By:	/s/ William Alessi
Name:	William Alessi
Title:	Chief Executive Officer

[Signature page to Fee Reduction Agreement]